Pricing Supplement No. 15 dated May 19, 2003 (to Prospectus dated November 18, 2002 and Prospectus Supplement dated November 18, 2002)	Filed under Rule 424(b)(3) File No. 333-90316

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$25,000,000	Floating Rate Notes:	☒	Fixed Rate Notes:	☐
Original Issue Date:	May 27, 2003	Closing Date: May 27, 2003		CUSIP Number:	78442F AU2
Maturity Date:	July 25, 2007	Option to Extend Maturity:	☒ No	Specified Currency:	U.S. Dollars
		If Yes, Final Maturity Date:	☐ Yes
Redeemable at the option of the Company:	☒ No	Redemption Price:	Not Applicable.
	☐ Yes	Redemption Dates:	Not Applicable.
Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.
	☐ Yes	Repayment Dates:	Not Applicable.
Applicable to Floating Rate Notes Only:
Floating Rate Index:
☐	CD Rate	Index Maturity:	Three Months.
☐	Commercial Paper Rate
☐	CMT Rate	Spread: Plus 20 basis points (0.20%).
☐	Federal Funds Rate
☒	LIBOR Telerate	Initial Interest Rate: TBD.
☐	LIBOR Reuters
☐	Prime Rate	Interest Rate Reset Period: Quarterly.
☐	91-Day Treasury Bill Rate
Reset Date(s):	Each January 25th, April 25th, July 25th and October 25th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning July 25, 2003.	Interest Payment:	Each January 25th, April 25th, July 25th and October 25th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning July 25, 2003.
Interest Determination Date:	2 London and New York Business Days prior to the related Reset Date.	Interest Period:
From and including the previous Interest Payment Date (or Original Issue Date, in the case of the first Interest Accrual Period) to but excluding the current Interest Payment Date (or Maturity Date, in the case of the last Interest Accrual Period).

Wachovia Securities

May 19, 2003

Lock-in Period Start Date: Not Applicable.	Accrual Method: Actual/360.
Maximum Interest Rate: Not Applicable.	Minimum Interest Rate: Not Applicable.
Form:	Book-entry.
Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank.
Agents:	Wachovia Securities, Inc. is acting as underwriter in connection with this issuance.
Issue Price:	100%.
Agents' Commission:	0.164%.
Net Proceeds:	$24,959,000.
Concession:	0.00%.
Reallowance:	0.00%
CUSIP Number:	78442F AU2

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any
subsidiary of SLM Corporation (other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality
of the United States of America.